Exhibit 16.1

April 6, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by 51Talk Online Education Group (formerly: China Online Education Group) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of the Annual Report on Form 20-F for the year ended December 31, 2022 of 51Talk Online Education Group dated April 6, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China